EXHIBIT 3.(a)

                          CERTIFICATE OF INCORPORATION

                                       OF

                               MARGO CARIBE, INC.
                            (AS CURRENTLY IN EFFECT)


         The undersigned, for the purpose of organizing a corporation under the General Corporation Law of 1995 of the Commonwealth of Puerto Rico (the "General Corporation Law") does execute this Certificate of Incorporation and does hereby certify as follows:

         FIRST: NAME OF CORPORATION. The name of this Corporation is Margo Caribe, Inc. (hereinafter referred to as the "Corporation").

         SECOND: DURATION. This Corporation shall have perpetual existence.

         THIRD: PURPOSE. The Corporation is organized for the purpose of transacting any and all lawful business and engaging in any lawful act or activity for which corporations may be organized under the General Corporation Law.

         FOURTH: CAPITAL STOCK.

         (a) The Corporation is authorized to issue 10,000,000 shares of one tenth of one cent ($0.001) par value common stock, which shall be designated "Common Stock." Except as provided in this article or otherwise by law, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the Common Stock.


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         (b) The Corporation is authorized to issue 250,000 additional shares of one cent ($.01) par value series preferred stock, which shall be designated "Preferred Stock." The Board of Directors is authorized to amend this Certificate of Incorporation from time to time to divide the Preferred Stock into series and to determine the number of shares of each such series and the relative rights, preferences and limitations of the shares of each such series. Whenever the Board of Directors acts under the preceding sentence, it shall adopt a resolution setting forth its actions and stating the designations and number of shares, and the relative rights, preference and limitations of the shares of each series thereby created or with respect to which it has made a determination or change, which rights, preference and limitations may differ with respect to the various series, and shall execute and file in the office of the Secretary of State a Certificate of Designation to the Certificate of Incorporation, as provided by law, with respect to such actions. Without limiting the foregoing, the Board of Directors is expressly authorized to so fix and determine, with respect to each series:

                  1. The number of shares which shall constitute that series and the name or designation of the series;

                  2. The rate and times at which dividends on that series shall be paid, and whether and the extent to which such dividends shall be cumulative or non-cumulative;

                  3. The right or rights, if any, of the holders of shares of that series to receive dividends payable on a parity with or in preference to the dividends payable on shares of any other class or series;



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                  4. The preferential rights of the holders of shares of that series upon the liquidation of, or upon any distribution of the assets of, the Corporation;

                  5. The terms, if any, upon which the holders of the shares of that series may convert such shares into shares of any class or classes or of any series;

                  6. The terms and conditions, if any, on which shares of that series may be redeemed, including the redemption price or prices and the period or periods of such redemption;

                  7. The terms or amount of any sinking fund or purchase fund for the purchase or redemption of shares of that series;

                  8. Voting rights, if any, of the shares of that series; and

                  9. Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the Commonwealth of Puerto Rico.

         FIFTH: REGISTERED OFFICE AND RESIDENT AGENT. The physical and mailing address of its designated office in the Commonwealth of Puerto Rico is: Road 690, Kilometer 5.8, Vega Alta, Puerto Rico, 00762. The resident agent at said office is Michael J. Spector.

         SIXTH: INCORPORATOR. The name and address of the sole incorporator, who will exercise no further authority following the filing of this Certificate of Incorporation in the Department of State of the Commonwealth of Puerto Rico, is as follows:



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                                       4

                                Amneriz E. Veloso
                                   Suite 1901
                                 Popular Center
                             209 Munoz Rivera Avenue
                           San Juan, Puerto Rico 00918


         SEVENTH: BOARD OF DIRECTORS. The Corporation shall have five (5) directors. The number of directors may be increased or diminished from time to time by the by-laws but shall never be less than one (1). The names and addresses of the initial directors who shall act until their successors are duly elected and qualified are set forth below:

                               Michael J. Spector
                            Road 690, Kilometer 5.8,
                          Vega Alta, Puerto Rico 00762



                                 Frederick Moss
                          37 Riverside Drive, Apt. 14A
                            New York, New York 10023


                                Michael A. Rubin
                                7777 SW 114th St.
                                 Miami, Florida

                               Margaret D. Spector
                            Road 690, Kilometer 5.8,
                          Vega Alta, Puerto Rico 00762


                               Blas R. Ferrauioli
                        Banco Popular Center, Suite 1822
                             209 Munoz Rivera Avenue
                           San Juan, Puerto Rico 00918




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                                       5

         EIGHTH: BY-LAWS. The By-Laws of this Corporation may be adopted, altered, amended or repealed by either the stockholders or directors.

         NINTH: LIABILITY OF DIRECTORS. A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such amendment, modification or repeal.

         TENTH: INDEMNIFICATION. The Corporation shall indemnify any officer or director, or any former officer or director, to the full extent permitted by law.

         ELEVENTH: AMENDMENT. The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation, in accordance with the provisions of the General Corporation Law.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 10th day of November, 1997.

                                     By:       /S/ AMNERIZ E. VELOSO
                                          --------------------------
                                                   AMNERIZ E. VELOSO